UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

October 25, 2012
Date of Report (Date of earliest event reported)

ONTECO CORPORATION
(Exact name of registrant as specified in its charter)

Nevada	000-53104	51-0668045
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

19495 Biscayne Blvd. Suite 411 Aventura, Florida	33180
(Address of principal executive offices)	(Zip Code)

(305) 932-9795
Registrant’s telephone number, including area code

InfoSpi Inc.
 (Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

SECTION 1. REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01       ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

SHARE EXCHANGE AGREEMENT

Effective on October 25, 2012, the Board of Directors of Onteco Corporation, a Nevada corporation (the “Company”), approved and authorized the execution of a share exchange agreement (the “Share Exchange Agreement”) with Cyber Centers Worldwide  Corporation, a private Florida corporation (“CCWC”), and the shareholders of CCWC (the "CCWC Shareholders"). In accordance with the terms and provisions of the Share Exchange Agreement, the Company will acquire approximately 150,000,000 shares of common stock of CCWC and 1,000,000 shares of Series A preferred stock of CCWC, which represents 100% of the total issued and outstanding shares held of record by the CCWC Shareholders. In exchange for the acquisition of the capital shares of CCWC, the Company shall issue to the CCWC Shareholders on a pro rata basis 150,000,000 restricted shares of common stock of the Company and 1,000,000 shares of Series B preferred stock of the Company.. This resulted in CCWC becoming the wholly-owned subsidiary of the Company. Prior to this share exchange, CCWC changed its name from Cyber Centers International  Corporation  ("CCIC").

CURRENT BUSINESS OPERATIONS

In accordance with the Share Exchange Agreement and anticipated consummation of the spin-off of the Company's wholly-owned subsidiary, NexPhase Lighting Inc., a private corporation organized under the laws of the State of Florida ("NexPhase"), the operations of the Company will change from the business of designing, developing, manufacturing and marketing a high quality and high efficiency full line of LED intelligent lighting fixtures and control systems for commercial applications and projects involving both new construction and retrofits.

The business operations of the Company will be conducted through its new wholly-owned subsidiary, CCWC, which involves interactive online  gaming within the entertainment industry. Over the past years, the founders of CCIC have invested private capital,  time and effort and innovative technology in its product development.  CCWC today is capitalizing on the emerging trends in interactive gaming and social marketing with a visionto become the benchmark in the gaming industry  with a reputation for customer safety, security and tquality customer service, while also upholding the interests of shareholders.

Concept

Management believes that the past years success of new social media platforms have changed the ways consumers approach media, circumventing traditional marketing channels such as television and print media in favor of social media sites that provide easy access to information, advice and recommendations. People go online to socialize and be entertained. During that process, these connected customers are actively building and refining their own trusted personal networks. People trust friends. Management believes that the opportunity is very clear. CCWC integrates social media deeply into its concept and will focus on succeeding in motivating its members to share with their networks, and thereby create a powerful channel for increasing the CCWC brand’s influence in the marketplace. Social media is all about the ability for the members to create personalized signals that they can plug into. When members find a new product or a great deal, they love to share it with others to obtain social status. CCWC has integrated basic social media sharing functions into its services and will also use third party specialists to fully capitalize on the useful aspects of the fast developing trends within the social marketing space. CCWC’s marketing will focus on a solution that allows creating social media campaigns that can be tracked measured and optimized to maximize reach and ROI. Understanding the hierarchy of social motivators that makes social marketing successful is also imperative to CCWC.

SECTION 3 - SECURITIES AND TRADING MATTERS

ITEM 3.02       Unregistered Sales of Equity Securities

Effective September 11, 2012, the Company issued an aggregate of 150,000,000 shares of its restricted common and 1,000,000 shares of its Series B preferred stock to the CCWC Shareholdcers at a per share price of $0.001. The securities of the Corporation issued to the CCWC Shareholders have not been registered under the Securities Act of 1933, as amended, or under the securities laws of any state in the United States, and were issued in reliance upon an exemption from  registrtaion under the Securities Act of 1933. The securities may not be offered or sold in the United States absent registration under the Securities Act of 1933 or an applicable exemption from such registration requirements.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01       Financial Statements and Exhibits

(a)   Financial Statements of Business Acquired.

Not applicable.

(b)   Pro forma Financial Information.

Not applicable.

(c)   Shell Company Transaction.

Not applicable.

(d)   Exhibits.

10.01	Share Exchange Agreement dated October 25, 2012 among Onteco Corporation, Cyber Centers Woirldwide Corporation and the shareholders of Cyber Centers Worldwide Corporation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONTECO CORPORATION

DATE: November 14, 2012	By:	/s/ Dror Svorai
	Name:	Dror Svorai
	Title:	President/Chief Executive Officer